As filed with the Securities and Exchange Commission on March 11, 2008

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Corporate Property Associates 15 Incorporated
(Exact Name of Registrant as Specified in Its Governing Instruments)

Maryland (State or other jurisdiction of incorporation or organization)	50 Rockefeller Plaza New York, New York 10020 (212) 492-1100 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	52-2298116 (I.R.S. Employer Identification No.)

Gordon F. DuGan
Corporate Property Associates 15 Incorporated
50 Rockefeller Plaza
New York, New York 10020
Telephone (212) 492-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copy to:

Kathleen L. Werner, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019

Approximate date of commencement of proposed sale to the public:  At any time and from time to time after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☑

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities to	Amount to be	Offering Price Per	Aggregate Offering	Amount of
be Registered	Registered	Share(1)	Price(1)	Registration Fee
Common stock (par value $.001 per share)	15,000,000	$11.59	$173,850,000	$6,832.31

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o), promulgated under the Securities Act of 1933, as amended.

PROSPECTUS

2008 AMENDED AND RESTATED DISTRIBUTION
REINVESTMENT AND STOCK PURCHASE PLAN

15,000,000 Common Shares

Corporate Property Associates 15 Incorporated

Corporate Property Associates 15 Incorporated is a Maryland corporation. We have established a 2008 Amended and Restated Distribution Reinvestment and Stock Purchase Plan, or the plan. The primary purpose of the plan is to provide current holders of shares with an economical and convenient method of increasing their investment in us by designating the cash distributions on all or a portion of their shares for reinvestment in additional whole and or fractional shares and/or by making voluntary cash investments. As shares are purchased from us under the plan, we will use the proceeds from the sale of shares for acquisitions and general purposes, including the repurchase of shares. Some of the significant features of the plan are as follows:

•	Participants may purchase additional whole and fractional shares, if desired, by automatically reinvesting all or a portion of their cash distributions and/or by making voluntary cash investments in shares under the plan.

•	Phoenix American Financial Services, Inc. will serve as the plan administrator for the plan. Shares will be purchased by the plan administrator directly from us to fulfill requirements for the plan.

•	You may participate in the plan by contacting the plan administrator who will supply you with the appropriate enrollment forms.

•	Participation in the plan is entirely voluntary, and participants may terminate their participation at any time and have their shares transferred out of the plan account. Stockholders who do not choose to participate in the plan will continue to receive cash distributions, as declared, in the usual manner.

•	Cash distributions are still subject to tax to the extent they constitute dividend income even though reinvested. Following the end of each year, we will provide you with a statement on IRS Form 1099 of distributions made on your shares, the portion that is treated as ordinary dividend income or net capital gain income, the portion that is treated as a non-dividend distribution and any tax withheld.

All questions concerning the plan should be directed to:

Phoenix American Financial Services, Inc.
2401 Kerner Boulevard
San Rafael, CA 94901-5529
1-888-241-3737

These securities have not been approved or disapproved by the Securities and Exchange Commission (“SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March 11, 2008.

-i-

FORWARD-LOOKING STATEMENTS

This prospectus and the documents that are incorporated by reference herein contain forward-looking statements that involve risks, uncertainties and assumptions. Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements may include words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan” or similar expressions. Do not unduly rely on forward-looking statements. They give our expectations about the future and are not guarantees, and speak only as of the date they are made. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievement to be materially different from the results of operations or plan expressed or implied by such forward-looking statements. While we cannot predict all of the risks and uncertainties, they include, but are not limited to, those described above under “Risk Factors.” Accordingly, such information should not be regarded as representations that the results or conditions described in such statements or that our objectives and plans will be achieved.

As used in this prospectus, the terms “the Company,” “we,” “us” and “our” include Corporate Property Associates 15 Incorporated, its consolidated subsidiaries and predecessors, unless otherwise indicated.

PROSPECTUS SUMMARY

Corporate Property Associates 15 Incorporated

Corporate Property Associates 15 Incorporated, or CPA®:15, is a real estate investment trust, referred to as a “REIT,” that invests in commercial real properties leased to companies domestically and internationally. As a REIT, we are not subject to U.S. federal income taxation as long as we satisfy certain requirements relating to the nature of our income, the level of our distributions and other factors.

We invest primarily in income-producing commercial real estate properties, which are upon acquisition improved or developed or which will be developed within a reasonable time after acquisition. As of September 30, 2007, our portfolio consisted of our full or partial ownership interest in 372 fully occupied properties leased to 83 tenants, totaling approximately 33 million square feet (on a pro rata basis).

We are managed by W. P. Carey & Co. LLC, or “W. P. Carey,” through its wholly-owned subsidiaries, which we refer to collectively as the “advisor.” W. P. Carey is a publicly-traded company listed on the New York Stock Exchange under the symbol “WPC.”

The advisor provides both strategic and day-to-day management services for us, including capital funding services, investment research and analysis, investment financing and other investment acquisition related services, asset management, disposition of assets, investor relations and administrative services. The advisor also provides office space and other facilities for us. We pay asset management fees and certain transactional fees to the advisor and also reimburse the advisor for certain expenses. The advisor also serves in this capacity for Corporate Property Associates 14 Incorporated, Corporate Property Associates 16 – Global Incorporated, Corporate Property Associates 17 – Global Incorporated, and served in this capacity for Carey Institutional Properties Incorporated until its merger with us in September 2004 and Corporate Property Associates 12 Incorporated until its merger with CPA®:14 in December 2006. The advisor may serve in a similar capacity for future programs.

We were formed as a Maryland corporation on February 26, 2001. Our principal executive offices are located at 50 Rockefeller Plaza, New York, NY 10020 and our telephone number is (212) 492-1100.

Terms of the Offering

We are offering up to 15,000,000 shares of our common stock to our existing stockholders pursuant to the plan. The price of shares purchased directly from us through the plan will be equal to 95% of the estimated net asset value per share of our common stock, as estimated by our advisor or another firm we choose for that purpose. The most recent estimated net asset value per share, based upon an appraisal as of December 31, 2007, was $12.20. Therefore, in this offering, shares will initially be purchased at $11.59 per share. We have the right to amend, modify, suspend or terminate the plan at any time by the delivery of written notice to each participant at least 10 days prior to the effective date of such amendment, supplement or termination. We also reserve the right to suspend the plan at any time without notice to the participants. This offering must be registered or exempt from registration in every state in which we offer or sell shares.

2008 Amended and Restated Distribution Reinvestment and Stock Purchase Plan

This prospectus describes our plan pursuant to which you may increase your investment in us by designating the cash distributions on all or a portion of the shares you receive to be reinvested in additional whole and or fractional shares of our common stock and/or by making voluntary cash investments. The reinvestment of distributions does not relieve you of any income tax which may be payable on such distributions. The amount of the distribution will be includable in your cost basis of shares purchased. Participation in the plan, therefore, would mean that you will have to rely solely on sources other than distributions from which to pay such taxes. As a result, you may have a tax liability without receiving cash distributions to pay such liability.

Use of Proceeds

The proceeds raised pursuant to the plan will be used for acquisitions and general purposes, including the repurchase of shares.

Incorporation by Reference

This prospectus incorporates by reference several documents previously filed with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2006, our Quarterly Reports on Form 10-Q for the first, second and third quarters of 2007, our Current Reports on Form 8-K for the fiscal year 2007 and those filed on March 4, 2008 and March 11, 2008 (which includes our financial statements as revised for discontinued operations), our 2007 proxy statement, as well as all future documents we file pursuant to certain sections of the Securities Exchange Act of 1934, as amended. These documents contain information about us which supplements the information in this prospectus. See “Incorporation of Certain Information by Reference.”

RISK FACTORS

Our future results may be affected by various risks and uncertainties. You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus, before making an investment decision, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended. In addition, you should consider the following risks:

Deterioration in the credit markets could adversely affect our ability to finance investments and the ability of our tenants to meet their obligations which could affect our ability to make distributions.

Industry concerns over asset quality have increased in recent quarters due in large part to issues related to subprime residential mortgage lending, declining real estate activity and general economic concerns. This has led to deterioration in credit markets domestically and internationally. This deterioration has been severe in the real estate lending sector, where available liquidity, including through collateralized debt obligations, or, “CDOs,” and other securitizations, significantly declined during the second half of 2007 and remains depressed as of the date of this filing.

While our investment portfolio does not include investments in residential mortgage loans or in CDOs backed by residential mortgage loans, the general reduction in available financing for real-estate related investments may impact our financial condition by increasing our cost of borrowing, reducing our overall leverage (which may reduce our returns on investment) and making it more difficult for us to obtain financing on future acquisitions. These effects could in turn adversely affect our ability to make distributions.

In addition, the creditworthiness of our tenants may be adversely affected if their assets include investments in CDOs and residential mortgage loans, or if they have difficulty obtaining financing to fund their business operations. Any such effects could adversely impact our tenants’ ability to meet their ongoing lease obligations to us, which could in turn adversely affect our ability to make distributions.

If the agreement in principle to settle the ongoing SEC investigation of W. P. Carey and Carey Financial, LLC is not approved or is delayed, or if other actions are brought against W. P. Carey and Carey Financial, LLC, we could be adversely affected.

As discussed under “Notice to All Investors,” W. P. Carey has announced that it and Carey Financial, LLC, a wholly-owned broker-dealer subsidiary of W. P. Carey, or, “Carey Financial,” have now reached an agreement in principle with the staff of the SEC to settle all matters relating to the previously disclosed SEC investigation of W. P. Carey and Carey Financial, including matters relating to payments by us during 2000-2003 to broker-dealers that distributed our shares.

If the settlement is implemented in its current form, W. P. Carey will be required to cause payments to be made to the affected CPA® REITs, of which we would receive approximately $9,111,000. Also, in connection with implementing the settlement, W. P. Carey and Carey Financial, would be subject to a federal court injunction enjoining them from violating a number of provisions of the federal securities laws. Any further violation of these laws by W. P. Carey or Carey Financial, could result in civil remedies, including sanctions, fines and penalties, which may be more severe than if the violation had occurred without the injunction being in place. Additionally, if W. P. Carey or Carey Financial, breaches the terms of the injunction, the SEC may petition the court to vacate the settlement and restore the SEC’s original action to the active docket for all purposes.

The agreement in principle is subject to approval by the SEC and also to the satisfactory completion of settlement papers, and accordingly, the agreement in principle could fail to be implemented or be implemented in a different form, either of which could result in consequences materially adverse to W. P. Carey and could result in delays in our receiving expected payments. In addition, the settlement would not be binding on other regulatory authorities, including the Financial Industry Regulatory Authority, Inc., or “FINRA,”, which regulates Carey Financial, state securities regulators, or other regulatory organizations, which may seek to commence proceedings or take action against W. P. Carey or its affiliates on the basis of the settlement or otherwise. Any actions that adversely affect W. P. Carey or Carey Financial, may also have a material adverse effect on us because of our dependence on W. P. Carey and Carey Financial, for a broad range of services.

SUMMARY DESCRIPTION OF THE PLAN

Purpose of the Plan

The primary purpose of the plan is to provide current holders of shares with an economical and convenient method of increasing their investment in CPA®:15 by designating the cash distributions on all or a portion of their shares for reinvestment in additional whole and or fractional shares and/or by investing optional cash purchases. As shares are purchased from CPA®:15 under the plan, we will use the proceeds from the sale of shares for acquisitions and general purposes, including the repurchase of shares.

The following questions and answers will provide you with a description of the plan and how it works. If you do not participate in the plan, you will receive cash distributions, as declared and paid in the usual manner.

PARTICIPATION

1.	Who is eligible to enroll in the plan?

If you hold shares of CPA®:15 common stock registered in your name on the records of the plan administrator, Phoenix American Financial Services, or Phoenix American, you may enroll in the plan. If you have stock registered in the name of someone else (for example, with a bank, broker or trustee), to enroll in the plan, you will need to arrange for that entity to transfer ownership of the shares to you.

Stockholders who are citizens or residents of a country other than the United States, its territories or possessions should make certain that their participation does not violate local laws governing such things as taxes, currency and exchange controls, stock registration and foreign investments.

2.	How does an eligible stockholder participate?

If you have not already elected to participate in the plan, you must contact Phoenix American, the plan administrator, who will supply you with the necessary documentation to enroll in the plan. Phoenix American is not affiliated with us. Phoenix American’s contact information is as follows: Phoenix American Financial Services, Inc., 2401 Kerner Boulevard, San Rafael, CA 94901-5529 Tel: 1-888-241-3737. Clients of Ameriprise Financial Services, Inc. should consult their financial advisor in order to enroll in the plan.

3.	When may an eligible stockholder join the plan?

As an eligible stockholder, you may join the plan at any time. Participation will begin with the first distribution after the enrollment form designating the reinvestment of distributions is received by Phoenix American, provided there is sufficient time for processing prior to the record date for that distribution. Participation may also begin upon the receipt of a voluntary cash investment accompanied by an enrollment form. To ensure participation, your form should be received by Phoenix American by the 15th day of the month preceding the month in which we pay a distribution. Our distributions are expected to be paid on or about the 15th of January, April, July and October unless that date is not a business day (such as a Sunday), in which case they are usually paid on the first following business day. The distribution record date normally precedes the payment date by approximately two weeks.

DISTRIBUTION REINVESTMENT

4.	When will distributions be reinvested toward the purchase of additional whole and fractional shares?

Phoenix American will make every reasonable effort to reinvest all distributions on the day the cash distribution is paid by us, except where necessary to comply with applicable securities laws. If for any reason beyond the control of Phoenix American, reinvestment of the distributions cannot be completed within 30 days after the applicable distribution payment date, your funds held by Phoenix American will be distributed to you.

5.	How will reinvestment purchases be made?

Phoenix American will purchase shares for the accounts of participants directly from us. Phoenix American will purchase as many whole and fractional shares (computed to four decimal places) as can be purchased with that amount of distributions. In making reinvestment purchases, Phoenix American may commingle the funds of one participant with those of other participants in the plan. All shares purchased for you under the plan will be held in your name.

6.	How will the price of shares purchased through the plan be determined?

The price of shares purchased directly from us through the plan will be equal to 95% of the estimated net asset value per share of our common stock, as estimated by our advisor or another firm we choose for that purpose. If an appraisal of the real estate owned by us has been performed, the per share purchase price will be 95% of the then current estimated net asset value. Estimated net asset value per share is the most recent appraised value of the real estate owned by us as increased by the value of our other assets, and reduced by the total amount of our liabilities, and then divided by the total number of outstanding shares of our common stock. The most recent estimated net asset value per share, based upon an appraisal as of December 31, 2007, was $12.20 per share. Therefore, in this offering, shares will initially be purchased at $11.59 per share.

The determination of our estimated net asset value involves a number of assumptions and management judgments, including regarding the fair market value of our mortgages, disposition costs and net other assets and liabilities. These assumptions and judgments may prove to be inaccurate. There can be no assurance that a stockholder would realize $12.20 per share if we were to liquidate our company today.

7.	Will shares acquired through the plan be subject to distribution reinvestment?

Yes. All distributions paid on shares acquired through the plan will be reinvested in shares of common stock pursuant to the plan. The distributions paid on such shares will continue to be reinvested unless you elect to have them paid in cash by changing your investment option.

8.	May I enroll less than all of the shares I own in the plan?

Yes. You do not have to include all of the shares you own in the plan but all of the distributions paid on the enrolled shares will be reinvested.

VOLUNTARY CASH INVESTMENTS

9.	How and when may voluntary cash investments be made?

You may make a voluntary cash investment in whole and fractional shares when you enroll in the plan, and thereafter, as long as you are enrolled in the plan. You may purchase additional whole and fractional shares of our common stock by sending to Phoenix American a check or money order payable to Corporate Property Associates 15 Incorporated along with an enrollment form which can be requested from Phoenix American. Voluntary cash investments must be received from Phoenix American on or before the voluntary cash investment date which is generally the 15th day of the month prior to the month in which a distribution is to be paid.

All shares purchased for you under the plan will be newly-issued shares purchased directly from CPA®:15. The number of shares to be purchased for you through a voluntary contribution purchase will depend upon the amount of the contribution and the net asset value per share of the common stock. Phoenix American will purchase as many whole and fractional shares (computed to four decimal places) as can be purchased with the amount of your contribution.

10.	When will voluntary cash investments be invested toward the purchase of additional whole and fractional shares?

The investment will be made on the 15th day of the month prior to the month a distribution is paid or, if that is not a business day, the first succeeding day which is a business day.

11.	How will the price of shares purchased through voluntary cash investments be determined?

The price of shares purchased from us through voluntary cash investments will be equal to 95% of the estimated net asset value per share of our common stock, as estimated by our advisor or another firm we choose for that purpose. If an appraisal of the real estate owned by us has been performed, the per share purchase price will be 95% of the then current estimated net asset value. Estimated net asset value per share is the most recent appraised value of the real estate owned by us as increased by the value of our other assets, and reduced by the total amount of our liabilities, and then divided by the total number of outstanding shares of our common stock. The most recent estimated net asset value per share, based upon an appraisal as of December 31, 2007, was $12.20. Therefore, in this offering shares purchased through voluntary cash investments will initially be purchased at $11.59 per share.

The determination of our estimated net asset value involves a number of assumptions and management judgments, including regarding the fair market value of our mortgages, disposition costs and net other assets and liabilities. These assumptions and judgments may prove to be inaccurate. There can be no assurance that a stockholder would realize $12.20 per share if we were to liquidate our company today.

12.	Will shares acquired through voluntary cash investments be subject to distribution reinvestment?

Yes. All distributions paid on shares acquired through the plan will be reinvested in new shares of common stock. The distributions paid on such shares will continue to be reinvested unless you elect to have them paid in cash by changing your investment option.

13.	What happens if a voluntary cash investment is received after the voluntary cash investment date?

The purchase of stock as a result of voluntary cash investments received by Phoenix American will normally begin on the voluntary cash investment date in each quarter. Phoenix American will immediately forward any voluntary cash investments it receives directly to CPA®:15 for the purchase of shares. If Phoenix American receives your voluntary cash investment after the distribution payment date in any quarter, it will immediately forward your funds to CPA®:15, and CPA®:15 will hold them until the next distribution payment date, when your funds will be used to purchase shares. Similarly, if for any reason a distribution is not paid in any quarter, CPA®: 15 will hold any voluntary cash investment it has received until the next distribution payment date. No interest will be paid on cash investments when they are held by CPA®:15. Therefore, we strongly urge you to submit any voluntary cash investments so that they are received shortly before the distribution payment date for a quarter. If you wish to have your cash investment returned to you at any time before your cash is used to purchase shares, please call CPA®:15’s Investor Relations Department at 1-800-972-2739, or Phoenix American at 1-888-241-3737, and your cash will be promptly returned to you.

COSTS

14.	What costs are associated with investments in the plan?

You pay no direct expenses for the administration of the plan. Any interest earned on distributions while held by Phoenix American will be paid to CPA®:15 to defray costs related to the plan. Discounts on shares shall not exceed 5% of the fair market value of such purchased shares.

OWNERSHIP OF SHARES

15.	How is ownership of shares purchased through the plan recorded?

All shares of our common stock that you purchase through the reinvestment of distributions and/or voluntary cash investments are recorded in your name on our books.

SALE OF PLAN SHARES

16.	Can the shares held in the plan be sold?

You may sell the shares held in the plan, and your other shares, at any time, subject to any restrictions we may impose on the sale of shares to protect our status as a real estate investment trust. However, there is currently no liquid market for our shares and we do not expect one to develop.

ISSUANCE OF STOCK CERTIFICATES

17.	Will stock certificates be issued for shares purchased?

No stock certificates will be issued because we do not issue stock certificates. The number of shares you hold in the plan will be shown on your regular statement of account.

TERMINATION OF PLAN PARTICIPATION

18.	How do I terminate my participation in the plan?

In order to terminate participation in the plan, you must notify Phoenix American in writing. After Phoenix American receives such notice, distributions will be sent to you in the usual manner. You may not make voluntary cash investments after you terminate your participation in the plan. A $10.00 fee will be charged upon the termination of participation in the plan. This fee must be paid by check payable to Phoenix American Financial Services, Inc.

19.	When will a termination notice be effective?

A termination notice will be effective upon receipt by Phoenix American, provided such notice is received not later than the 15th day of the month preceding the month in which the next distribution is paid. Phoenix American may also terminate a participant’s account at any time in its discretion by notice in writing mailed to the participant. You will be entitled to a refund of the uninvested portion of any voluntary cash investment if written notice is received by Phoenix American not later than two business days prior to the voluntary cash investment date.

20.	How are shares distributed upon termination of the plan?

Your shares held under the plan will be recorded on the books of CPA®:15 and will continue to be reflected on our books after termination of the plan. We do not issue stock certificates.

TAX CONSEQUENCES

21.	What are the income tax consequences of participation in the plan?

The reinvestment of distributions does not relieve you of any income tax which may be payable on such distributions. The amount of the distribution will be includable in your cost basis of shares purchased. The information return on IRS Form 1099 sent by Phoenix American to you and the IRS following the end of each year and your final account statement for such year will show the amount of distributions paid to you and the tax treatment of the distributions. Administrative costs paid by us with respect to the plan should generally not be treated as taxable income to plan participants.

The income tax consequences for participants who do not reside in the United States may vary from jurisdiction to jurisdiction.

If you are considering participating in the plan, we urge you to consult your tax advisor regarding the specific tax consequences (including the U.S. federal, state and local tax consequences) to you that may result from your participation in the plan and of potential changes in applicable tax laws.

22.	How are U.S. federal income tax withholding provisions applied to stockholders who participate in the plan?

If you fail to provide certain U.S. federal income tax certifications in the manner required by law, distributions on your shares and proceeds from the sale of any shares held for your account are subject to U.S. federal income tax withholding, currently at the rate of 28%.

If you are a foreign stockholder whose distributions are subject to U.S. income tax withholding at the current statutory rate (or lower treaty rate), the appropriate amount will be withheld and the balance will be used to purchase additional whole and fractional shares.

23.	What are the income tax consequences of participation in the plan for tax-exempt stockholders?

Tax-exempt stockholders, including IRAs, Keogh Plans, 401(k) plans, charitable remainder trusts, etc. generally will not have to pay any taxes on distributions, including distributions reinvested under the plan. However, if a tax-exempt stockholder borrows to acquire shares, or if we become a pension-held REIT, distributions can be taxable.

PLAN ADMINISTRATION

24.	How will the plan be administered?

Phoenix American, our transfer agent, or a successor selected by us, will administer the plan for participants, keep records, send statements of account to participants, answer participants’ questions and perform other duties related to the plan.

25.	Whom should I contact for answers to questions regarding the plan?

All inquiries regarding the plan should be sent to:

Phoenix American Financial Services, Inc.
2401 Kerner Boulevard
San Rafael, CA 94901-5529
1-888-241-3737
wpcarey@phxa.com

26.	What kind of reports will be sent to participants in the plan?

As soon as practicable after each purchase, a statement of account will be mailed to you by Phoenix American. These statements are your continuing record of current activity and should be retained for tax purposes. In addition, each participant will receive all communications sent to every other stockholder.

ADDITIONAL INFORMATION

27.	How will my shares purchased through the plan be voted at stockholders’ meetings?

In connection with any matter requiring a vote of CPA®:15 stockholders, you will be entitled to vote all of the whole shares held by you in the plan. Fractional shares will not be voted.

28.	What are the liabilities of CPA®:15 and Phoenix American under the plan?

Neither CPA®:15 nor Phoenix American or any of their officers, directors, agents or employees shall have any responsibility or liability as to the value of CPA®:15’s shares, any change in the value of the shares acquired for each participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts, if any, in which distributions are invested.

In addition, neither CPA®:15 nor Phoenix American nor any of their officers, directors, agents or employees, shall be liable under the plan for any act done in good faith, or for any good faith omission to act, including, without limitation, for any claims of liability (1) arising out of failure to terminate the participant’s participation in the plan upon such participant’s death prior to the date of receipt of notice or (2) with respect to the time and prices at which shares are purchased for a participant.

Notwithstanding the foregoing, liability under the U.S. federal securities laws cannot be waived. Similarly, CPA®:15 and Phoenix American have been advised that in the opinion of certain state securities commissioners, indemnification is also contrary to public policy and therefore unenforceable.

29.	May the plan be changed or discontinued?

We reserve the right to amend, modify, suspend or terminate the plan at any time by the delivery of written notice to each participant at least 10 days prior to the effective date of such amendment, supplement or termination. We also reserve the right to suspend the plan at any time without notice to the participants.

30.	What law governs the plan?

The terms and conditions of the plan and its operation shall be governed by the laws of the State of Maryland.

USE OF PROCEEDS

The net proceeds from the sale of the common stock offered pursuant to the plan and purchased from us will be used for acquisitions and general purposes, including the repurchase of shares.

We will pay actual expenses incurred in connection with the registration and offering of the plan shares, including, but not limited to, legal fees, printing expenses, mailing costs, SEC and blue sky registration fees and other accountable offering expenses, in our sole discretion.

PLAN OF DISTRIBUTION

We are offering a maximum of 15,000,000 shares of our common stock to our existing stockholders pursuant to the plan. The price of shares purchased directly from us through the plan will be equal to 95% of the estimated net asset value per share of our common stock, as estimated by our advisor or another firm we choose for that purpose. The most recent estimated net asset value per share, based upon an appraisal as of December 31, 2007, was $12.20. Therefore, in this offering, shares will initially be purchased at $11.59 per share.

We have no basis for estimating the number of shares that will be sold. We will not pay any selling commission or selected dealer fees in connection with the sale of shares pursuant to the plan.

DESCRIPTION OF SHARES TO BE REGISTERED

The following description of the shares does not purport to be complete but contains a summary of portions of the articles of incorporation and is qualified in its entirety by reference to the articles of incorporation. Our articles of incorporation and bylaws became operative on February 27, 2001 and will remain in effect for the duration of CPA®:15’s existence.

GENERAL DESCRIPTION OF SHARES

We are authorized to issue 240,000,000 shares, each share having a par value of $.001. Each share is entitled to participate equally in distributions when and as declared by the directors and in the distribution of our assets upon liquidation. Each share is entitled to one vote and will be fully paid and non-assessable by CPA®:15 upon issuance and payment therefor. Shares, other than excess shares, which are defined in the organizational documents to mean shares held by an investor in excess of 9.8% of the total number of shares issued and outstanding at the time the shares are acquired, are not subject to mandatory redemption. The shares have no preemptive rights (which are intended to insure that a stockholder has the right to maintain the same ownership interest on a percentage basis before and after the issuance of additional securities) or cumulative voting rights (which are intended to increase the ability of smaller groups of stockholders to elect directors). We currently do not intend to issue any securities other than the shares discussed in this prospectus, although we may do so at any time. We have the authority to issue shares of any class or securities convertible into shares of any class or classes, to classify or to reclassify any unissued stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the stock, all as determined by the directors.

It is our goal to provide liquidity for CPA®:15 shares. This may be achieved through listing the shares on a national securities exchange or over-the-counter market or by providing some other form of liquidity, including through the redemption plan. If we do not provide liquidity generally within eight to 11 years after the proceeds from our initial public offering are fully invested, we will sell the properties and other assets, either on a portfolio basis or individually, or engage in another transaction approved by our board, market conditions permitting. We will return any proceeds from these sales to our stockholders through distributions. Even if liquidity is not provided, we are under no obligation to liquidate our portfolio within this period since the precise timing will depend on real estate and financial markets, economic conditions of the areas in which the properties are located and federal income tax effects on stockholders which may prevail in the future. Furthermore, there can be no assurance that we will be able to liquidate our portfolio and it should be noted that we will continue our existence until all of our properties are sold and our other assets are liquidated.

We will not issue certificates. Shares will be held in “uncertificated” form which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to the transfer agent to effect a transfer. Transfers can be effected by mailing to Phoenix American a duly executed transfer form available upon request from them or from our website at www.cpa15.com. Upon the issuance of our shares, we will send to each stockholder a written statement which will include all information that is required to be written upon stock certificates under Maryland law.

MEETINGS AND SPECIAL VOTING REQUIREMENTS

An annual meeting of the stockholders will be held each year, not fewer than 30 days after delivery of our annual report. Special meetings of stockholders may be called only upon the request of a majority of the directors, a majority of the independent directors, the chairman, the president or upon the written request of stockholders entitled to cast at least 10% of all the votes entitled to be cast at a meeting. In general, the presence in person or by proxy of a majority of the outstanding shares, exclusive of excess shares, shall constitute a quorum. Generally, the affirmative vote of a majority of the votes entitled to be voted at a meeting at which a quorum is present is necessary to take stockholder action, and to elect a director.

Our articles of incorporation may be amended by a majority of the board of directors (including a majority of the independent directors) and approval of the stockholders at a duly held meeting at which a quorum is present. Amendments affecting the provisions on indemnification of directors and officers, limitation of personal liability of directors and officers, and limitation on ownership of shares of CPA®:15, must be approved by a vote of two-thirds of the stockholders. In general, our bylaws may be amended by a majority vote of the stockholders present at the meeting. The limitations on share ownership may only be amended by a two-thirds majority vote of all outstanding shares. Any amendment to the bylaws that would reduce the priority of payment or the amount payable to the stockholders upon liquidation of CPA®:15 or that would diminish or eliminate any voting rights require the approval of a two-thirds majority of shares entitled to vote. Stockholders may, by the affirmative vote of a majority of the stockholders entitled to vote on such matter, elect to remove a director from the board or dissolve CPA®:15. Stockholders do not have the ability to vote to replace W. P. Carey or to select a new advisor.

The affirmative vote of a majority of all shares entitled to be cast is required to approve any merger or sale of substantially all of our assets other than in the ordinary course of business. The term “substantially all” as used in this context is a term used in the Maryland General Corporate Law. This code does not include a definition of this term and Maryland case law suggests that the term be defined on a case-by-case basis. The effect for investors of the Maryland law’s lack of definition is that we cannot provide investors with a definition for “substantially all” and therefore stockholders will not know whether a sale of assets will constitute a sale of substantially all of the assets or whether or not they will have the right to approve any particular sale. Stockholders objecting to the approval of any merger or sale of assets are permitted under Maryland law to petition a court for the appraisal and payment of the fair value of their shares. In an appraisal proceeding, the court appoints appraisers who attempt to determine the fair value of the stock as of the date of the stockholder vote on the merger or sale of assets. The appraisers’ report is considered by the court which makes the final determination of the fair value to be paid to the stockholder and which decides whether the award of interest from the date of the merger or sale of assets and costs of the proceeding are to be awarded to the dissenting stockholder.

Stockholders are entitled to receive a copy of our stockholder list upon request provided that the requesting stockholder represents to us that the list will not be used to pursue commercial interests, including the solicitation of other stockholders for the purchase of shares. The list provided by us will include the name, address and telephone number (if available) of, and number of shares owned by, each stockholder and will be in alphabetical order, on white paper and in easily readable type size and will be sent within ten days of the receipt by us of the request (or five days if the stockholder first requests a copy of the representation and returns it to us within 30 days). A stockholder requesting a list will be required to pay our reasonable cost of postage and duplication. We will pay the costs incurred and any actual damages suffered by a stockholder who must compel the production of a list and is successful. Any stockholder who breaches the terms of the representation provided to us will be liable to us for any costs or damages resulting from such breach. The list will be updated at least quarterly to reflect changes in the information contained therein.

The rights of stockholders described above are in addition to and do not adversely affect rights provided to investors under Rule 14a-7 promulgated under the Securities Exchange Act of 1934, which provides that, upon request of investors and the payment of the expenses of the distribution, we are required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders, or, at our option, provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholders may make the distribution themselves.

RESTRICTION ON OWNERSHIP OF SHARES

In order for us to qualify as a REIT, not more than 50% of our outstanding shares may be owned by any five or fewer individuals (including some tax-exempt entities) during the last half of each taxable year, and the outstanding shares must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year for which an election to be treated as a REIT is made. We may prohibit certain acquisitions and transfers of shares so as to facilitate our continued qualification as a REIT under the Code. However, there can be no assurance that this prohibition will be effective.

In order to assist us in preserving our status as a REIT, the articles of incorporation contain an ownership limit which prohibits any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 9.8% of the outstanding shares. Shares owned by a person or a group of persons in excess of the ownership limit are deemed “excess shares.” Shares owned by a person who individually owns of record less than 9.8% of outstanding shares may nevertheless be excess shares if the person is deemed part of a group for purposes of this restriction.

The articles of incorporation stipulate that any purported issuance or transfer of shares shall be valid only with respect to those shares that do not result in the transferee-stockholder owning shares in excess of the ownership limit. If the transferee-stockholder acquires excess shares, the person is considered to have acted as our agent and holds the excess shares on behalf of the ultimate stockholder.

The ownership limit does not apply to offerors which, in accordance with applicable federal and state securities laws, make a cash tender offer, where at least 85% of the outstanding shares (not including shares or subsequently issued securities convertible into common stock which are held by the tender offeror and/or any “affiliates” or “associates” thereof within the meaning of the Securities Exchange Act of 1934) are duly tendered and accepted pursuant to the cash tender offer. The ownership limit also does not apply to the underwriter in a public offering of the shares. The ownership limit does not apply to a person or persons which the directors so exempt from the ownership limit upon appropriate assurances that our qualification as a REIT is not jeopardized.

All persons who own five percent or more of the outstanding shares during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares beneficially owned, directly or indirectly, by these persons. If we were to have less than 2,000 stockholders at any time, statements or affidavits would be required from stockholders who own (i) at least one percent of the outstanding shares in a taxable year (more than 200, but less than 2,000 stockholders) or (ii) at least one half of one percent of the outstanding Shares in a taxable year (200 or fewer stockholders).

DISTRIBUTIONS

Distributions will be paid to investors who are stockholders as of the record date selected by the directors. Distributions will be paid on a quarterly basis regardless of the frequency with which such distributions are declared. We are required to make distributions sufficient to satisfy the REIT requirements. Generally, income distributed as distributions will not be taxable to us under federal income tax laws unless we fail to comply with the REIT requirements.

Distributions will be paid at the discretion of the directors, in accordance with our earnings, cash flow and general financial condition. The directors’ discretion will be directed, in substantial part, by their obligation to cause us to comply with the REIT requirements. Because we may receive income from interest or rents at various times during its fiscal year, distributions may not reflect our income earned in that particular distribution period but may be made in anticipation of cash flow which we expect to receive during a later quarter and may be made in advance of actual receipt in an attempt to make distributions relatively uniform. We can borrow to make distributions if the borrowing is necessary to maintain our REIT status or if the borrowing is part of a liquidation strategy whereby, the borrowing is done in anticipation of the sale of the properties, and the proceeds will be used to repay the loan.

We are not prohibited from distributing our own securities in lieu of making cash distributions to stockholders, provided that the securities distributed to stockholders are readily marketable. Stockholders who receive marketable securities in lieu of cash distributions may incur transaction expenses in liquidating the securities.

REPURCHASE OF EXCESS SHARES

We have the authority to redeem excess shares immediately upon becoming aware of the existence of excess shares or after giving the person in whose hands shares are excess shares 30 days to transfer the excess shares to a person whose ownership of such shares would not exceed the ownership limit. The price paid upon redemption by us shall be the lesser of the price paid for such excess shares by the stockholder in whose possession the redeemed shares were formerly excess shares or the fair market value of the excess shares. We may purchase excess shares or otherwise repurchase shares if the repurchase does not impair our capital or operations. W. P. Carey and its affiliates may not receive a fee on the purchase of excess shares by us.

TRANSFER AGENT

The transfer agent and registrar for the shares is Phoenix American Financial Services. The transfer agent’s address is 2401 Kerner Boulevard, San Rafael, CA 94901-5509, and its phone number is 1-888-241-3737.

PROMOTER

W. P. Carey & Co. LLC, is the promoter of our company because it is the founder and organizer of CPA®:15.

LEGAL MATTERS

The validity of the shares offered hereby and certain legal and tax matters have been passed upon by Clifford Chance US LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference to Corporate Property Associates 15 Incorporated’s Current Report on Form 8-K dated March 11, 2008 for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate into this prospectus by reference the following documents we have previously filed with the SEC:

(a) Our Annual Report for the year ended December 31, 2006 on Form 10-K.

(b)	Our Quarterly Reports on Form 10-Q filed on May 15, 2007, August 14, 2007 and November 14, 2007.

(c)	Our Current Reports on Form 8-K filed on March 13, 2007, April 4, 2007, June 19, 2007, September 19, 2007, October 4, 2007, March 4, 2008 and March 11, 2008 (which includes our financial statements as revised for discontinued operations).

(d)	Our Definitive Proxy Statement on Schedule 14A filed on April 30, 2007.

All documents to be filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus.

We will also provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated by reference into this prospectus (or incorporated into the documents that this prospectus incorporates by reference). Requests should be directed to W. P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, NY 10020, telephone (212) 492-1100.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended. Therefore, we file reports and other information with the SEC. You may inspect and copy reports, proxy statements and other information we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, stockholders will receive annual reports containing audited financial statements with a report thereon by our independent certified public accountants, and quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year. This prospectus does not contain all information set forth in the registration statement and exhibits thereto which we have filed with the SEC under the Securities Act of 1933, as amended, or the “Securities Act,“and to which reference is hereby made. We file information electronically with the SEC, and the SEC maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including CPA®:15) that file electronically with the SEC. The address of the SEC’s Web Site is (http://www.sec.gov). All filings we make with the SEC, including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, and any amendments to those reports, are available for free on our web site, http://www.cpa15.com, as soon as reasonably practicable after they are filed with or furnished to the SEC. The information on our web site does not constitute a part of this prospectus.

INDEMNIFICATION UNDER THE SECURITIES ACT OF 1933

We are required by our articles of incorporation to indemnify our directors and officers against liability incurred by them as a result of service in their capacities as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act, as amended and is therefore unenforceable.

NOTICE TO NEW MEXICO AND OHIO INVESTORS

New Mexico and Ohio investors may only participate in the plan through reinvestment of distributions, and are not eligible to purchase shares with voluntary cash investments.

NOTICE TO ALL INVESTORS

In 2004, following a broker-dealer examination of Carey Financial, a wholly-owned broker-dealer subsidiary of W. P. Carey, the staff of the SEC commenced an investigation into compliance with the registration requirements of the Securities Act of 1933 in connection with the public offerings of shares of CPA®:15 during 2002 and 2003. The matters investigated by the staff of the SEC principally included whether, in connection with a public offering of shares of CPA®:15, Carey Financial and its retail distributors sold certain securities without an effective registration statement; specifically, whether the delivery of the investor funds into escrow after completion of the first phase of the offering, completed in the fourth quarter of 2002, but before a registration statement with respect to the second phase of the offering became effective in the first quarter of 2003, constituted sales of securities in violation of Section 5 of the Securities Act of 1933.

The investigation was later expanded to include matters relating to compensation arrangements with broker-dealers in connection with other CPA®:REITs including us. The compensation arrangements principally involved payments, aggregating in excess of $9,600,000 made to a broker-dealer which distributed our shares and the shares of other CPA® REITs, the disclosure of such arrangements and compliance with applicable FINRA requirements. The costs associated with these payments, which were made during the period from early 2000 through the end of 2003, were borne by and accounted for on the books and records of the CPA® REITs.

W. P. Carey has announced that it and Carey Financial have reached an agreement in principle with the staff of the SEC to settle all matters relating to the above-described investigations. The agreement in principle is subject to approval by the Commission and also to satisfactory completion of settlement papers, and accordingly the agreement in principle could fail to be implemented or be implemented in a different form. Pursuant to the agreement in principle with the SEC staff, and assuming approval by the Commission, the SEC would file a complaint in federal court alleging violations of certain provisions of the federal securities laws, and seeking to enjoin W. P. Carey from violating those laws in the future. In its complaint the SEC would allege violations of Section 5 of the Securities Act of 1933, in connection with the offering of shares of CPA®:15, and Section 17(a) of the Securities Act of 1933 and Sections 10(b), 13(a), 13(b)(2)(A) and 14(a) of the Securities Exchange Act of 1934, and Rules 10b-5, 12b-20, 13a-1, 13a-13 and 14a-9 thereunder, among others, in connection with the above-described payments to broker-dealers and related disclosures by us and other CPA® REITs. With respect to Carey Financial, the complaint would allege violations of, and seek to enjoin Carey Financial from violating, Section 5 of the Securities Act of 1933. Without admitting or denying the allegations in the SEC’s complaint, W. P. Carey and Carey Financial would consent to the entry of the injunction, which would be subject to court approval. As part of the agreement in principle with the SEC staff, and assuming approval by the Commission, W. P. Carey has announced that it would expect to cause aggregate “disgorgement” payments of $19,979,000, including interest, to be made to us and the other affected CPA® REITs. We expect that our portion of the disgorgement payments would be approximately $9,111,000 and will be reflected in our earnings for the 2008 fiscal year. W. P. Carey would also pay a $10,000,000 civil penalty.

W. P. Carey announced that it expects that the SEC’s complaint would also allege violations of certain provisions of the federal securities laws by John Park, who was formerly W. P. Carey’s and our Chief Financial Officer, and Claude Fernandez, who was formerly W. P. Carey’s and our Chief Accounting Officer, and it is our understanding that Messrs. Park and Fernandez have separately reached agreements in principle to settle the charges against them, the terms of which are subject to approval by the Commission. The terms of such settlement agreements, if approved, are not expected to have a material effect on W. P. Carey or us.

The Maryland Securities Commission has sought information from Carey Financial and us relating to the matters described above. While it may commence proceedings against Carey Financial in connection with these inquiries, W. P. Carey has announced that it does not currently expect that these inquiries and proceedings will have a material effect on W. P. Carey incremental to that caused by the SEC agreement in principle described above. At this time, we are unable to predict whether these inquiries will have any adverse effect on us.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CORPORATE PROPERTY ASSOCIATES 15 INCORPORATED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

2008
Amended and Restated
Distribution Reinvestment
and Stock Purchase Plan

Corporate Property
Associates 15
Incorporated

PROSPECTUS

March 11, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below. All such expenses, except for the SEC registration and filing fees, are estimated:

SEC Registration	$ 6,832
Legal Fees and Expenses	200,000
Accounting Fees and Expenses	200,000
Printing and Engraving Fees	300,000
Miscellaneous(1)	300,000

Total	$ 1,006,832(2)

(1)	Includes state filing fees and transfer agent fees.
(2)	All of these expenses will be paid by us.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation and bylaws limit the personal liability of our directors and officers for monetary damages to the fullest extent permitted under current laws of the State of Maryland and provide that a director or officer may be indemnified to the fullest extent required or permitted by the laws of the State of Maryland. The indemnification shall include advances from us for legal expenses and other reasonable costs resulting from such legal action.

Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established: (a) the acts or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

Any indemnification or any agreement to hold harmless is recoverable only out of our assets and not from the stockholders. Indemnification could reduce the legal remedies available to us and the stockholders against the indemnified individuals.

This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholder’s ability to obtain injunctive relief or other equitable remedies for violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

Notwithstanding the foregoing, we may indemnify our directors (excluding the independent directors), officers, agents and employees for losses arising from our operation only if all of the following conditions are met: (a) the directors and their affiliates who are performing services on our behalf has determined in good faith, that the course of conduct which caused the loss or liability was in our best interest; (b) the directors and their affiliates who are performing services on our behalf were acting on our behalf or performing services on our behalf; (c) such liability or loss was not the result of negligence or misconduct by the directors or their affiliates who are performing services on our behalf; and (d) such indemnification or agreement to hold harmless is recoverable only out of our assets and not from our stockholders. The independent directors will be indemnified by us if the liability or loss was not the result of gross negligence or willful misconduct by the independent directors.

Notwithstanding anything to the contrary, indemnification of the directors or their affiliates who are performing services on our behalf, will not be allowed for liability imposed by judgment and any costs, including attorney’s fees, unless at least one of the following conditions is met: (a) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (c) a court of competent jurisdiction approves a settlement of the claim against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities law.

The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable. Indemnification of the directors and officers or their affiliates will not be allowed for liabilities arising from or out of a violation of state or federal securities laws. Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities laws violations and for expenses incurred in successfully defending any lawsuits, provided that a court either: (a) approves the settlement and finds that indemnification of the settlement and related costs should be made; or (b) there has been a dismissal with prejudice or successful adjudication on the merits of each count involving alleged securities laws violations as to the particular indemnitee and a court approves the indemnification.

We may make advances to directors or their affiliates who are performing services on our behalf for legal expense and other costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are satisfied: (a) the legal action relates to acts or omissions with respect to the performance of duties or services on our behalf; (b) the directors or their affiliates who are performing services on our behalf provides a written affirmation of his, her or its good faith belief that the standard of conduct necessary for indemnification has been met (c) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (d) the directors or their affiliates undertake to repay the advanced funds to us together with the applicable legal rate of interest thereon, in cases in which such director or their affiliates are found not to be entitled to indemnification.

We have obtained liability insurance for the benefit of our directors and officers. We may, if our board of directors deems it appropriate in its sole discretion, enter into indemnification agreements with such directors and officers, relating to the liability of such persons.

ITEM 16.	EXHIBITS

4.1	2008 Amended and Restated Distribution Reinvestment and Stock Purchase Plan.
5.1	Opinion of Clifford Chance US LLP as to legality (including consent of such firm).
23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
24.1	Power of Attorney (included in the Signature page).

ITEM 17.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20%

change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by such registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining liability under the Securities Act of 1933 to any purchaser,

(i)	each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430(B) or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on March 11, 2008.

Corporate Property Associates 15 Incorporated

By:	/s/ MARK J. DECESARIS
Mark J. DeCesaris
Managing Director and acting Chief Financial
Officer (acting Principal Financial Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Susan C. Hyde and Gordon F. DuGan and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution or resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Signature

Wm. Polk Carey	Chairman of the Board	/s/ Wm. Polk Carey Wm. Polk Carey March 11, 2008

Gordon F. DuGan	Chief Executive Officer and Board Member (Principal Executive Officer)	/s/ Gordon F. DuGan Gordon F. DuGan March 11, 2008

Marshall E. Blume	Board Member	/s/ Marshall E. Blume Marshall E. Blume March 11, 2008

Elizabeth P. Munson	Board Member	/s/ Elizabeth P. Munson Elizabeth P. Munson March 11, 2008

James D. Price	Board Member	/s/ James D. Price James D. Price March 11, 2008

Mark J. DeCesaris	Managing Director and acting Chief Financial Officer (acting Principal Financial Officer)	/s/ Mark J. DeCesaris Mark J. DeCesaris March 11, 2008

Thomas J. Ridings	Executive Director and Chief Accounting Officer (Principal Accounting Officer)	/s/ Thomas J. Ridings Thomas J. Ridings March 11, 2008

S-1

EXHIBIT INDEX

4.1	2008 Amended and Restated Distribution Reinvestment and Stock Purchase Plan.

5.1	Opinion of Clifford Chance US LLP as to legality (including consent of such firm).

23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1	Power of Attorney (included in the Signature page).